Exhibit 99.1

October 26, 2023

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

THIRD QUARTER 2023 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (“Group”) today announced net income attributable to Group of $34.4 million and diluted earnings per share of $0.60 for the quarter ended September 30, 2023, as compared to net income attributable to Group of $55.9 million and diluted earnings per share of $1.03 for the quarter ended September 30, 2022.

Third quarter results primarily reflect the impact of the delayed proposed decision from the California Public Utilities Commission ("CPUC") on California Water Service Company’s (“Cal Water”) pending 2021 general rate case (“GRC”) to set new rates, rate design, and regulatory mechanisms. On June 29, 2023, the CPUC extended the GRC completion date to December 31, 2023. Once approved by the CPUC, the GRC accumulative adjustment will be retroactive to January 1, 2023.

Third quarter 2023 operating revenue does not include rate relief tracked in the Interim Rates Memorandum Account (IRMA) or any benefit of proposed Monterey-Style Water Revenue Adjustment Mechanism (MWRAM) and Drought Response Memorandum Account (DREMA) due to the delay in CPUC approval of our GRC Filing. Group currently estimate the adverse impact of the delayed decision on third quarter 2023 operating revenue to be between approximately $14.0 million and $27.0 million, of which $5.0 million and $5.5 million is related to DREMA, which is based on the current positions of the parties to the GRC filing and consumption-driven regulatory mechanisms. The delayed GRC is expected to move CPUC approval of the Advice Letter for DREMA 2023 revenue into calendar year 2024.

In September 2022, Cal Water and the Public Advocates Office at the CPUC filed a joint settlement motion with the CPUC covering rate design, sales forecast, and other issues. Litigated items not included in the settlement were capital investment budgets and recovery of certain expenses.

In July 2023, a second judge was assigned to the delayed case, which the Company views as a positive development.

Operating revenue was $255.0 million for the quarter ended September 30, 2023, compared to $266.3 million for the same period in 2022. The $11.3 million, or 4.3%, revenue decrease was primarily due to a $29.6 million decrease in Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) revenue as the mechanisms concluded on December 31, 2022, which was partially offset by $13.7 million of general rate increases and a $1.8 million decrease in revenue deferral.

Operating expenses for the third quarter of 2023 were $211.5 million, compared to $201.4 million in 2022, an increase of $10.1 million or 5.0%. Water production costs increased $3.6 million, or 4.1%, to $92.3 million in 2023 compared to $88.7 million in 2022. The increase in water production costs was primarily attributable to rate increases in purchased water and pump tax. Other operations expenses for the third quarter of 2023 increased $5.6 million, or 21.2%, to $32.3 million, compared to $26.7 million in 2022. The increase was due mostly to a $2.0 million increase in bad debt expense, $1.5 million increase in costs associated with a decrease in revenue deferral, and $0.9 million increase in labor costs. In addition, administrative and general expenses increased $0.9 million, or 2.7%, to $34.2 million during the quarter, primarily due to $0.5 million of employee labor cost increases.

Other income and expenses were $3.6 million in the third quarter of 2023, an increase of $1.6 million, or 77.2%, over the third quarter of 2022. The increase was primarily due to a $1.0 million increase in other components of net periodic benefit credit and a $0.4 million increase in allowance for equity funds used during construction.

Net interest expense in the third quarter of 2023 increased $1.5 million or 13.0% to $12.8 million as compared to the third quarter of 2022, primarily due to an increase in short-term borrowing rates and higher outstanding line of credit balances.

Income tax expense decreased $2.0 million to $3.9 million in the third quarter of 2023, as compared to $5.9 million in the third quarter of 2022. The decrease in income tax expense was mostly due to a decrease in pre-tax net operating income in the third quarter of 2023 as compared to the prior year. The effective consolidated income tax rate was approximately 11.4% for the quarters ended September 30, 2023 and 2022.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, Group achieved several positive outcomes in the third quarter, despite the regulatory delay.

“The delay in Cal Water’s GRC clearly had a temporary adverse impact on our results, but I believe the appointment of a second judge on the case is a promising development. I am hopeful that we will see meaningful progress before the end of the year. Additionally, there is good news to report for the third quarter:

•	The California Water Cost of Capital Mechanism was triggered again on September 30, 2023 and resulted in an increase to Cal Water’s authorized return on equity to 10.27%, effective January 1, 2024.

•	Group invested $274.1 million in infrastructure improvements during the nine-month period ended September 30, 2023 which was a 23.4% increase from the same period last year. We continue to invest diligently in our water system infrastructure to provide reliable service and quality to our customers.

•	On October 6, 2023, Cal Water filed a financing application with the California Public Utilities Commission to issue up to $1.3 billion of new equity and debt securities to finance water system infrastructure investments during the next three years.

•	S&P Global Ratings awarded Group with an ESG Evaluation score of 74 out of 100, which is higher than the average of both our region/sector and the global sector. We also received an ISS ESG Corporate Rating of B (“Prime”), which is one of the highest rankings of water utilities in North America.

•	Cal Water earned the U.S. Environmental Protection Agency's 2023 WaterSense® Excellence in Promoting WaterSense Labeled Products Award in recognition of our commitment to helping customers become more water efficient.

•	Newsweek named Group one of the “World’s Most Responsible Companies” in recognition of our sustainability and citizenship efforts.

•	Cal Water entered into an agreement with the California Department of Community Services & Development to help low-income customers access funds through the State of California’s Low-Income Household Water Assistance Program to pay monthly water bills. It is another example of our ongoing efforts to provide affordable water services to our customers.

•	We declared our 314th consecutive quarterly dividend.

The bottom line is that regulatory delays are eventually resolved, but our focus continues to be on executing our strategy,” Kropelnicki said.

Year-to-Date Results

For the nine-month period ended September 30, 2023, net income attributable to Group was $21.8 million or $0.38 earnings per diluted common share, compared to a net income attributable to Group of $76.4 million or $1.41 earnings per diluted common share for the nine-month period ended September 30, 2022. Results for the nine-month period ended September 30, 2023 reflect the impact of the delayed proposed decision from the CPUC on Cal Water’s pending GRC to set new rates, rate design, and regulatory mechanisms. Group currently estimate the adverse impact of the delayed decision on the nine-month period ended September 30, 2023 operating revenue to be between approximately $60.0 million and $93.0 million, of which $16.0 million and $18.0 is related to DREMA, which is based on the current positions of the parties to the GRC Filing and consumption driven regulatory mechanisms. When the CPUC approves GRC IRMA and MWRAM 2023 operating revenue, it will be retroactive to January 1, 2023, and a cumulative adjustment will be recorded. Delayed GRC is expected to move CPUC approval of the Advice Letter for 2023 DREMA operating revenue into calendar year 2024.

Operating revenue was $580.1 million for the nine-month period ended September 30, 2023, compared to $645.5 million for the same period in 2022. The $65.4 million, or 10.1%, revenue decrease was primarily due to a $48.8 million decrease in WRAM and MCBA revenue as the mechanism concluded on December 31, 2022, a $20.0 million increase in revenue deferral, a $12.6 million, or 5.6%, decrease in customer usage which was partially offset by $18.9 million of general rate increases.

Operating expenses for the nine-month period ended September 30, 2023 were $538.2 million, compared to $544.1 million in 2022, a decrease of $5.9 million or 1.1%. Water production costs decreased $3.0 million mostly due to a decrease in customer usage. Other operations expense decreased $7.1 million primarily from the deferral of $16.4 million of costs associated with revenue deferral which was partially offset by a $2.8 million increase in labor costs, a $1.3 million increase in bad debt expense, a $1.2 million increase in wastewater operating costs, a $1.1 million increase in conservation expense, a $1.0 million increase in general maintenance costs, and a $0.8 million increase in water quality lab testing fees. Income tax benefit decreased $7.3 million due mostly to a decrease in pre-tax net operating income. The expense decreases were partially offset by a $5.8 million increase in administrative and general expenses, a $3.2 million increase in depreciation and amortization expense, and a $1.8 million increase in property and other taxes.

Other income and expenses were $17.0 million for the nine-month period ended September 30, 2023, an increase of $9.3 million, or 121.9%, over the same period in 2022. The increase was mostly due to a $0.7 million increase in unrealized gains on non-qualified benefit plan investments for the nine-month period ended September 30, 2023 and a $9.3 million unrealized loss on non-qualified benefit plan investments over the same period in 2022.

Net interest expense for the nine-month period ended September 30, 2023 increased $4.3 million, or 12.7%, to $37.5 million as compared to the same period in 2022, primarily due to an increase in short-term borrowing rates and higher outstanding line of credit balances.

Liquidity and Financing

Group maintained $69.0 million of cash as of September 30, 2023, of which $34.3 million was classified as restricted, and had additional short-term borrowing capacity of $485.0 million, subject to meeting the borrowing conditions on the Group and Cal Water line of credit facilities. Group’s At-the-Market equity program increased cash by $112.7 million during the first nine-months of 2023. Group’s aged accounts receivable past due more than 60 days increased from $13.1 million as of June 30, 2023 to $14.4 million as of September 30, 2023 mostly due to a decrease in payments from customers with delinquent balances during the third quarter of 2023. In 2022, Cal Water began working with an outside service, PromisePay, to provide customers with flexible payment plans to help them pay delinquent bills. Cal Water collected $2.3 million from PromisePay and currently has PromisePay commitments of $2.5 million. Also, the State of California extended its arrearage program to help customers struggling to pay monthly water bills. The program covers delinquent customer balances more than 60 days past due or written-off during the period from June 16, 2021 to December 31, 2022. Cal Water will file an application with the State Water Resource Control Board to request funds during the month of November 2023.

Cal Water proposed to the CPUC spending $1.0 billion on new capital projects in 2022-2024. We evaluate new capital project expenditures in California in the context of the pending GRC filing and these may change as the case moves forward. On October 6, 2023, Cal Water filed a financing application with the CPUC to issue up to $1.3 billion of new equity and debt securities, in addition to previously authorized amounts, to fund infrastructure improvements during the next three years.

On October 25, 2023, the Board of Directors approved a quarterly cash dividend of $0.26 per share of common stock.

Other Information

All stockholders and interested investors are invited to attend the conference call on October 26, 2023 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 3102733, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/u8y8yg3h. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 3:00 p.m. ET on Thursday, October 26, 2023 through Monday, December 25, 2023, at 1-800-770-2030 or 1-609-800-9909, ID# 3102733, or by accessing the webcast above. The call will be hosted by Chairman and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer David B. Healey, and Vice President, Rates and Regulatory Affairs Greg A. Milleman. Prior to the call, Cal Water will furnish a slide presentation on its website at 9:00 a.m. ET.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing future rates, effects of Cal Water’s Water Cost of Capital Mechanism, expectations regarding the GRC filing and the regulatory process and the estimated impacts related thereto, and proposed capital expenditures. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs, which impacted our GRC filing; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to our GRC filing and our Cost of Capital filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, instability of certain financial institutions, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of the geopolitical conflicts, and the prospect of a shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; and other risks and unforeseen events described in our SEC filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

David Healey

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)

	September 30	December 31
	2023	2022
ASSETS
Utility plant:
Utility plant	$4,817,310	$4,536,272
Less accumulated depreciation and amortization	(1,568,986)	(1,477,402)
Net utility plant	3,248,324	3,058,870
Current assets:
Cash and cash equivalents	34,735	62,100
Restricted cash	34,315	22,925
Receivables:
Customers,net	78,561	55,079
Regulatory balancing accounts	52,918	66,826
Other, net	21,766	20,932
Unbilled revenue, net	45,178	33,140
Materials and supplies	15,454	12,564
Taxes, prepaid expenses, and other assets	19,355	21,969
Total current assets	302,282	295,535
Other assets:
Regulatory assets	265,630	283,620
Goodwill	36,814	36,814
Other assets	188,311	175,913
Total other assets	490,755	496,347
TOTAL ASSETS	$4,041,361	$3,850,752

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 136,000 shares authorized, 57,711 and 55,598 outstanding in 2023 and 2022, respectively	$577	$556
Additional paid-in capital	875,640	760,336
Retained earnings	534,451	556,698
Noncontrolling interests	4,327	4,804
Total equity	1,414,995	1,322,394
Long-term debt, net	1,051,846	1,052,487
Total capitalization	2,466,841	2,374,881
Current liabilities:
Current maturities of long-term debt, net	1,823	3,310
Short-term borrowings	115,000	70,000
Accounts payable	152,869	140,986
Regulatory balancing accounts	26,458	12,240
Accrued interest	17,589	6,490
Accrued other liabilities	67,401	61,624
Total current liabilities	381,140	294,650
Deferred income taxes	332,869	330,251
Pension	80,674	78,443
Regulatory liabilities and other	289,131	287,294
Advances for construction	200,716	199,832
Contributions in aid of construction	289,990	285,401
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$4,041,361	$3,850,752

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

For the Three Months ended:

	September 30	September 30
	2023	2022
Operating revenue	$254,976	$266,307
Operating expenses:
Operations:
Water production costs	92,347	88,750
Administrative and general	34,216	33,328
Other operations	32,331	26,676
Maintenance	8,930	8,433
Depreciation and amortization	29,897	28,844
Income taxes	3,949	5,890
Property and other taxes	9,832	9,440
Total operating expenses	211,502	201,361
Net operating (loss) income	43,474	64,946
Other income and expenses:
Non-regulated revenue	4,535	4,573
Non-regulated expenses	(5,992)	(6,905)
Other components of net periodic benefit credit	4,776	3,737
Allowance for equity funds used during construction	1,387	1,004
Income tax expense on other income and expenses	(1,063)	(353)
Net other income	3,643	2,056
Interest expense:
Interest expense	13,482	11,891
Allowance for borrowed funds used during construction	(690)	(572)
Net interest expense	12,792	11,319
Net income	34,325	55,683
Net loss attributable to noncontrolling interests	(113)	(189)
Net income attributable to California Water Service Group	$34,438	$55,872
Earnings per share of common stock
Basic	$0.60	$1.03
Diluted	$0.60	$1.03
Weighted average shares outstanding
Basic	57,704	54,007
Diluted	57,740	54,042
Dividends per share of common stock	$0.26	$0.25

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

For the Nine Months ended:

	September 30	September 30
	2023	2022
Operating revenue	$580,120	$645,494
Operating expenses:
Operations:
Water production costs	218,222	221,195
Administrative and general	105,177	99,425
Other operations	74,758	81,945
Maintenance	24,063	23,389
Depreciation and amortization	89,636	86,387
Income tax (benefit) expense	(1,366)	5,927
Property and other taxes	27,731	25,853
Total operating expenses	538,221	544,121
Net operating (loss) income	41,899	101,373
Other income and expenses:
Non-regulated revenue	13,643	16,772
Non-regulated expenses	(11,224)	(22,432)
Other components of net periodic benefit credit	14,753	11,516
Allowance for equity funds used during construction	4,146	3,021
Income tax expense on other income and expenses	(4,302)	(1,210)
Net other income	17,016	7,667
Interest expense:
Interest expense	39,791	34,972
Allowance for borrowed funds used during construction	(2,314)	(1,724)
Net interest expense	37,477	33,248
Net income	21,438	75,792
Net loss attributable to noncontrolling interests	(345)	(650)
Net income attributable to California Water Service Group	$21,783	$76,442
Earnings per share of common stock
Basic	$0.38	$1.41
Diluted	$0.38	$1.41
Weighted average shares outstanding
Basic	56,695	54,063
Diluted	56,731	54,104
Dividends per share of common stock	$0.78	$0.75